UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2017

ARC GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54226 (Commission File Number)	59-3649554 (IRS Employer Identification No.)

6327-4 Argyle Forest Blvd. Jacksonville, FL (Address of principal executive offices)	32244 (Zip Code)

Registrant’s telephone number, including area code: (904) 741-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.

On August 23, 2017, Seenu G. Kasturi, the President and Chief Financial Officer of ARC Group, Inc. (the “Company”), entered into a securities purchase agreement with William D. Leopold II pursuant to which Mr. Kasturi purchased 2,647,144 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company from Mr. Leopold for a purchase price of $555,670. Mr. Kasturi borrowed $225,850.74 from the Kasturi Children’s Trust, a trust organized under the laws of the State of Louisiana (the “Trust”), to pay for the Shares and issued a promissory note to the Trust in the amount of $225,850.74 in connection therewith. Mr. Kasturi also entered into a stock pledge and security agreement with the Trust pursuant to which the Shares were pledged as collateral to secure Mr. Kasturi’s payment and performance under the promissory note issued to the Trust. The promissory note and stock pledge and security agreement have customary default provisions. Mr. Kasturi paid the remaining $329,819.26 of the purchase price in cash out of personal funds.

On August 23, 2017, the Shares represented approximately 38.4% of the outstanding shares of Common Stock. Mr. Kasturi beneficially owned approximately 9.9% of the outstanding shares of Common Stock immediately prior to the completion of the Transaction. Mr. Kasturi beneficially owned approximately 48.3% of the outstanding shares of Common Stock immediately after the completion of the Transaction. As a result, the sale of the Shares by Mr. Leopold to Mr. Kasturi could be deemed to have resulted in a change in control of the Company on the date of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC GROUP, INC.

Dated: August 29, 2017	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer